Exhibit 99.1

GrowGeneration Corp. Approved to Begin Trading on Nasdaq Stock Exchange

DENVER, Nov. 25, 2019  - GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen" or the "Company") the largest chain of specialty retail hydroponic and organic garden centers, with currently 25 locations, is pleased to announce that its common shares have been approved for listing on the Nasdaq Capital Market ("NASDAQ"). GrowGeneration Corp. common shares will begin trading on NASDAQ on December 2, 2019 under the trading ticker symbol "GRWG."

"This up-listing to NASDAQ is a major corporate milestone and reflects the financial performance of our Company. As the premier hydroponic supplier in the country, we continue to focus on expanding the number of garden centers, increasing our commercial portfolio of customers, focusing on the cutting-edge products, while expanding revenue and EBITDA. We believe our NASDAQ listing will increase long-term shareholder value by improving awareness, liquidity, and appeal to institutional investors" said Darren Lampert, CEO of GrowGeneration Corp.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 25 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, and 3 locations in Maine. GrowGen also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

•	Website: www.GrowGeneration.com
•	Facebook: GrowGenerationCorp
•	Twitter: @GrowGenOK
•	Instagram: growgen